                            Supplemental Agreement

This Supplemental Agreement is entered into as of April 1, 2008 by and between MBSC Securities Corporation ("MBSC") on its behalf, and/or on behalf of one or more of the Funds for which it serves as principal underwriter, and the undersigned (the "Intermediary").

WHEREAS, MBSC and the Intermediary have previously entered into one or more of the agreements (the "Agreement") set forth on Attachment A to this Supplemental Agreement relating to certain funds ("Funds") for which MBSC is the principal underwriter and distributor of Fund Shares (as defined below);

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, MBSC and the Intermediary hereby agree as follows:

A. Definitions

    1. "Fund" includes the Funds covered by the Agreement and the Funds' principal underwriter and transfer agent. The term does not include any "excepted funds" as defined in Rule 22c-2(b) under the Investment Company Act of 1940 (the "1940 Act").

    2. "Shareholder" shall mean, as applicable, (a) the beneficial owner of Shares, whether the Shares are held directly by Shareholder or by the Intermediary in nominee name; (b) a Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares; or
       (c) the holder of interests in a Fund underlying a variable annuity or variable life insurance contract.

    3. "Written" communications include electronic communications and facsimile transmissions.

B. Shareholder Information and Imposition of Trading Restrictions

    1. Agreement to Provide Information. The Intermediary agrees to provide promptly, but not later than 10 business days, to the Fund, upon Written request, the taxpayer identification number ("TIN"), if known, of any or all Shareholder(s) who have purchased, redeemed, transferred or exchanged Shares held through an account with the Intermediary (an "Account") during the period covered by the request and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or Account (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer or exchange of Shares. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

      (a) Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction data older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing dilution to the value of the outstanding shares issued by the Fund.

      (b) The Intermediary agrees to use best efforts to determine, promptly upon request of the Fund, but not later than 10 days, whether any person that holds Shares through the Intermediary is an "indirect intermediary "as defined in Rule 22c-2 under the 1940 Act (an "Indirect Intermediary"), and upon further request of the Fund,
          (i) provide or arrange to have provided the information set forth in paragraph (B)(1) of this Supplemental Agreement regarding Shareholders who hold an account with an Indirect Intermediary; or
          (ii) restrict or prohibit the Indirect Intermediary from purchasing Shares on behalf of itself or other persons.

      (c) MBSC agrees not to use the information received under this Section B for marketing or any other similar purpose without the prior Written consent of the Intermediary.

    2. Agreement to Restrict Trading. The Intermediary agrees to execute Written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of Shares (directly or indirectly through an Account) that violate the policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of its Shares.

      (a) Form of Instructions. Instructions provided to the Intermediary will include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions will include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instructions relates.

      (b) Confirmation by the Intermediary. The Intermediary must provide Written confirmation to the Fund that instructions have been executed. The Intermediary agrees to provide the confirmation as soon as reasonably practicable, but not later than 10 business days after the instructions have been executed.

C. Late Trading Procedures. The Intermediary represents that it has adopted, and will at all times during the term of the Agreement maintain, reasonable and appropriate procedures designed to ensure that any and all orders to purchase, redeem, transfer or exchange Shares received by the Intermediary from Shareholders treated as received prior to the close of trading (the "Close of Trading") on the New York Stock Exchange (the "NYSE")

   (usually 4:00 p.m. Eastern time) on a day the NYSE is open for business (a "Business Day") are received by the Intermediary prior to the Close of Trading on such Business Day and are not modified after the Close of Trading and that all such orders received, but not rescinded, by the Close of Trading are communicated to MBSC or its designee for that Business Day. Each transmission of Share orders by the Intermediary shall constitute a representation that such orders are accurate and complete and are as received by the Intermediary by the Close of Trading on the Business Day for which the orders are to be priced and that such transmission includes all Share orders received from customers, but not rescinded, by the Close of Trading.

D. Anti-Money Laundering Program Procedures. The Intermediary represents and warrants that, to the extent required by applicable law, it has adopted policies and procedures to comply with all applicable anti-money laundering, customer identification, suspicious activity, currency transaction reporting and similar laws and regulations including the Bank Secrecy Act, as amended by the USA PATRIOT Act, and the regulations thereunder, and Financial Industry Regulatory Authority ("FINRA") Rule 3011. The Intermediary also represents and warrants that it will not purchase or sell Shares on behalf of any person on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control ("OFAC"), or other similar governmental lists, or in contravention of any OFAC maintained sanctions program. The Intermediary agrees to share information with the Fund for purposes of ascertaining whether a suspicious activity report ("SAR") is warranted with respect to any suspicious transaction involving Shares, provided that neither the Intermediary nor the Fund is the subject of the SAR. The Intermediary, if required to maintain an anti-money laundering program, also represents and warrants that it has filed the requisite certification with the Financial Crimes Enforcement Network ("FinCEN") to allow the Intermediary to share information pursuant to
   Section 314(b) of the USA PATRIOT Act.

E. Privacy. Pursuant to Regulation S-P promulgated by the Securities and Exchange Commission under the Gramm-Leach-Bliley Act ("Reg. S-P"), the Intermediary agrees to deliver the Funds' then current consumer privacy notice to any customer who purchases Shares from or through the Intermediary, at or prior to the time of the initial purchase, if the customer would be considered a "consumer" or "customer" (each as defined in Reg. S-P) of the Fund(s).

F. Suitability Analysis. To the extent that the Intermediary makes a recommendation to its customers regarding a transaction in Shares, the Intermediary agrees that it is its responsibility to fulfill its obligations under FINRA rules and to determine the suitability of any Shares as investments for customers, and that MBSC has no responsibility for such determination.

   The Intermediary understands and acknowledges that the Funds may offer Shares in multiple classes, and the Intermediary represents and warrants that, to the extent the Intermediary is recommending transactions in Shares, it has established compliance procedures designed to ensure that, in offering more than one Share class of Funds to its customers, customers are made aware of the terms of each class of Shares offered, to ensure that its representatives recommend only Shares that are appropriate investments for each customer, to ensure that the customer is availed of the opportunity to obtain front-end sales charge discounts as detailed in the Funds' prospectuses, and to ensure proper supervision of the Intermediary's representatives in recommending and offering different classes of Fund Shares to its customers.

G. Qualification of Shares in States. MBSC agrees to make available to the Intermediary a list of the states or other jurisdictions in which Shares are registered for sale or are otherwise qualified for sale, which may be revised from time to time. The Intermediary will make offers of Shares to its customers only in those states, and will ensure that the Intermediary (including its associated persons) are appropriately licensed and qualified to offer and sell Shares in any state or other jurisdiction that requires such licensing or qualification in connection with the Intermediary's activities. MBSC will promptly inform the Intermediary of any changes to the list of states.

H. Status as an FINRA Member. To the extent that the Intermediary is a broker-dealer or is otherwise subject to the Conduct Rules of the FINRA, the Intermediary shall inform MBSC promptly of any pending or threatened action or proceeding by the FINRA bearing on the Intermediary's membership with the FINRA and of any suspension or termination of such membership. The Intermediary further agrees to maintain all records required by applicable laws or that are otherwise reasonably requested by MBSC in the event the Intermediary's status as a member of the FINRA or the Securities Investor Protection Corporation changes. The Intermediary recognizes that it will be treated as a "non-member of the Association," as defined by Rule 2420 of the FINRA Conduct Rules, during the period of any suspension of the Intermediary's membership in the FINRA. Accordingly, no payments required by FINRA regulations to be paid solely to a registered broker or dealer shall be paid by MBSC while the Intermediary is suspended from the FINRA. Further, any termination of the Intermediary's FINRA membership will automatically terminate the Agreement without notice. In the event that the Agreement is terminated as a result of the Intermediary ceasing to be a member of the FINRA, or for any other reason as permitted by the Agreement, the Intermediary agrees to work cooperatively with MBSC to effect an orderly transition of customer assets if customer Shares are redeemed or registrations transferred.

I. Miscellaneous

    1. This Supplemental Agreement supersedes the terms of the Agreement and any other agreement between the parties with respect to the provisions covered herein. Except as modified herein, the Agreement and all other agreements between the parties remain in full force and effect. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereto.

    2. To the extent the Intermediary fails to comply with any provision of the Agreement, MBSC may terminate the Agreement immediately upon providing Written notice to the Intermediary.

    3. All notices and other communications provided for under the terms of the Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile or email.

    4. This Supplemental Agreement shall be governed and construed in accordance with the laws of the state of New York without regard to conflict of law principals, and shall bind and inure to the benefit of the parties hereto and their respective successor and assigns.

    5. The Agreement, including any Exhibits, Attachments or Appendices attached thereto, may be amended by MBSC upon 15 days' prior notice to Intermediary, and such amendment shall be deemed accepted by Intermediary upon the placement of any order for the purchase of Fund Shares or the acceptance of any fee payable under the Agreement after the effective date of any such amendment.

IN WITNESS WHEREOF, this Supplemental Agreement has been acknowledged and executed as of the date set forth below:

MBSC Securities Corporation                 PHL Variable Insurance Company

/s/ Gary R. Pierce                          /s/ Gina Collopy O'Connell
------------------------------------------  -----------------------------------
Signed                                      Signed

Gary R. Pierce                              Gina Collopy O'Connell
Print Name                                  Print Name

Chief Financial Officer
                                            -----------------------------------
Title                                       Title: Senior Vice President

------------------------------------------  -----------------------------------
Date

                                 ATTACHMENT A

Marketing and Support Services Agreement

Supplemental Agreement Regarding Networking

Money Market Fund (Omnibus) Distribution and Shareholder Services Agreement

Money Market Fund (Fully-Disclosed)

Distribution and Shareholder Services Agreement

Fund (Omnibus) Distribution and Shareholder Services Agreement

Fund (Fully Disclosed) Distribution and Shareholder Services Agreement

Fund Participation Agreement

Services Agreement

                             Rule 22c-2 Agreement

SHAREHOLDER INFORMATION AGREEMENT entered into as of March 1, 2008 by and between Financial Investors Variable Insurance Trust (the "Fund") and PHL Variable Insurance Company (the "Intermediary") with an effective date of March 1, 2008.

As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

The term "Intermediary" shall mean an insurance company separate account.

The term "Fund" shall mean an open-ended management investment company that is registered or required to register under section 8 of the Investment Company Act of 1940 and includes (i) an investment adviser to or administrator for the Fund; (ii) the principal underwriter or distributor for the Fund; or (iii) the transfer agent for the Fund. The term not does include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940./1/

The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

The term "Shareholder" means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary ("Contract"), or a participant in an employee benefit plan with a beneficial interest in a contract.

The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free look period.

The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets
--------
/1/ As defined in SEC Rule 22c-2(b), term "excepted fund" means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

The term "written" includes electronic writings and facsimile transmissions.

WHEREAS, SEC Rule 22c-2 under the Investment Company Act of 1940 requires that funds enter into written agreements with intermediaries pursuant to which intermediaries agree with the funds to provide or arrange to provide the funds with certain underlying shareholder data and to abide by instructions for the funds related to those shareholders;

WHEREAS, this Agreement shall inure to the benefit of and shall be binding upon the undersigned;

NOW, THEREFORE, the Fund and the Intermediary hereby agree as follows:

1. Agreement to Provide Shareholder Information. Intermediary agrees to provide the Fund or its designee, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN")*, or other government-issued identifier ("GII") and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

  1.1. Period Covered by Request. Requests must set forth a specific period, not to exceed ninety (90) business days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than ninety (90) business days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.
--------
* According to the IRS' website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA). SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

  1.2. Form and Timing of Response.

       (a) Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in paragraph 1. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in paragraph 1 is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund or its designee, promptly either
       (i) provide (or arrange to have provided) the information set forth in paragraph 1 for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

       (b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Intermediary; and

       (c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

1.3 Limitations on Use of Shareholder Information.

      (a) Limitations. The Fund agrees to only use the Shareholder Information for the purposes of identifying Shareholders who may be violating the Funds policies and procedures with respect to dilution of the Fund's value as contemplated by the Rule or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws. The Fund agrees that the Shareholder Information is confidential and that the Fund will not share the Shareholder Information externally, unless the Intermediary provides the Fund with prior written consent to share such Shareholder Information.

      (b) Breach of Confidentiality. If a party to this Agreement becomes aware of any disclosure to an unauthorized third party of any non-public personal financial information of a consumer provided or received by Underwriter in response to a request for information pursuant to the terms of this Agreement, such party promptly shall, at its expense:
          (i) notify the Chief Privacy Officer or comparable staff person of the other party; (ii) investigate the circumstances relating to such actual or suspected unauthorized access, use or disclosure;
          (iii) take commercially reasonable steps to mitigate the effects of such unauthorized access, use or disclosure and to prevent any reoccurrence; (iv) provide to the other such information regarding such unauthorized access, use or disclosure as is reasonably required for the other party to evaluate the likely consequences and any regulatory or legal requirements arising out of such unauthorized access, use or disclosure; and (v) cooperate with the other party to further comply with all relevant laws, rules and regulations.

      (c) Transmissions of Shareholder Information. The Fund agrees that when transmitting Shareholder Information by facsimile or electronic writing that the Shareholder Information will be protected by encryption, password, or some other form of secure transmission, which will adequately protect the confidentiality of the Shareholder Information.

2. Agreement to Prohibit Trading. Intermediary agrees to execute written instructions from the Fund to prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions must be received by Intermediary at the following address, or such other address that Intermediary may communicate to Fund in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

   PHL Variable Insurance Company
   East Greenbush, NY
   Attn: Louise Velez

  2.1. Form of Instructions. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

  2.2. Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

  2.3. Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

  2.4. Redemption Fees. Intermediary shall not purchase or redeem Fund shares that are subject to redemption fees, including shares of the Fund or share classes that later become subject to redemption fees, in the absence of an amendment to the applicable Fund participation agreement.

3. Construction of the Agreement; Fund Participation Agreements. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the Accounts in connection with the Contracts. This Agreement supplements those Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

4. Termination. This Agreement will terminate upon the termination of the applicable Fund Participation Agreements, except to the extent that this Agreement is applicable to "Existing Contracts" as defined by the Fund Participation Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

PHL VARIABLE INSURANCE COMPANY


By:     /s/ Gina Collopy O'Connell
        --------------------------
Name:   Gina Collopy O'Connell
Title:  Senior Vice President

FINANCIAL INVESTORS VARIABLE INSURANCE TRUST


By:     /s/ Jeremy O. May
        --------------------------
Name:   Jeremy O. May
Title:  Treasurer

                   RULE 22c-2 INFORMATION SHARING AGREEMENT

   This Agreement is effective as of March 1, 2008, by and between Pioneer Investment Management Shareholder Services, Inc., member of the UniCredito Italiano banking group, register of banking groups ("Fund Agent") and PHL Variable Insurance Company ("Intermediary") and shall supercede any and all agreements previously entered between them with respect to the subject matter herein.

   WHEREAS, Fund Agent is transfer agent for the Pioneer family of funds (each a "Fund"); and

   WHEREAS, Intermediary issues variable life insurance and variable annuity contracts which some Pioneer Funds may be investment options by way of the Intermediary's Separate Accounts;

   WHEREAS, Intermediary and Fund Agent desire to enter into this Agreement to comply with the requirements of Rule 22c-2 promulgated under the Investment Company Act of 1940, as amended;

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, which consideration is full and complete, Fund Agent and Intermediary (individually, "party" or, collectively, "parties") hereby agree as follows:

    1. Transaction Information. Notwithstanding any other provision of this Agreement, Intermediary agrees to provide the Fund, upon written request, the following information, if known: the taxpayer identification number ("TIN") of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account, and transaction type for participant initiated exchanges of Shares held through an account maintained by Intermediary during the period covered by the request.

    2. Time Period. The Fund will request Transaction Information pursuant to this Section which sets forth a specified period for which participant initiated exchange Transaction Information is sought, not to exceed ninety (90) days. The Fund may request Transaction Information for a period longer than ninety days as it deems necessary to investigate a specific instance or instances of potential disruptive trading and potential non-compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

    3. Timing of Requests. Fund requests for Transaction Information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate a specific instance or instances or potential disruptive trading and potential non-compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

    4. Format of Requests. Intermediary agrees to transmit the requested information that is on its books and records to the Fund or its designee, and shall use its best efforts to provide such Transaction information within five business days after receipt of a request. If the requested Transaction Information is not on Intermediary's books and records, Intermediary agrees to: (i) provide or arrange to provide to the Fund the requested Transaction Information; or (ii) if directed by the Fund, block further purchases of Fund Shares from such indirect intermediary. In such instances, Intermediary agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practical, the format should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an "indirect intermediary" has the same meaning as in SEC Rule 22c-2 under the Investment Company Act of 1940.

    5. Limits on the Use of Transaction Information.

      (a) Limitations. The Fund agrees to only use the Transaction Information for the purposes of identifying Shareholders who may be violating the Funds policies and procedures with respect to dilution of the Fund's value as contemplated by the Rule or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws. The Fund agrees that the Transaction Information is confidential and that the Fund will not share the Transaction Information externally, unless the Intermediary provides the Fund with prior written consent to share such Transaction Information.

      (b) Breach of Confidentiality. If a party to this Agreement becomes aware of any disclosure to an unauthorized third party of any non-public personal financial information of a consumer provided or received by Underwriter in response to a request for information pursuant to the terms of this Agreement, such party promptly shall, at its expense:
          (i) notify the Chief Privacy Officer or comparable staff person of the other party; (ii) investigate the circumstances relating to such actual or suspected unauthorized access, use or disclosure;
          (iii) take commercially reasonable steps to mitigate the effects of such unauthorized access, use or disclosure and to prevent any reoccurrence; (iv) provide to the other such information regarding such unauthorized access, use or disclosure as is reasonably required for the other party to evaluate the likely consequences and any regulatory or legal requirements arising out of such unauthorized access, use or disclosure; and (v) cooperate with the other party to further comply with all relevant laws, rules and regulations.

      (c) Transmissions of Transaction Information. The Fund agrees that when transmitting Transaction Information by facsimile or electronic writing that the Transaction Information will be protected by encryption, password, or some other form of secure transmission, which will adequately protect the confidentiality of the Transaction Information.

    6. Form of Instructions. Instructions must include the TIN and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific instruction(s) to be executed, including how long the prohibition(s) is(are) to remain in place. If the TIN or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Intermediary, Fund agrees to provide to the Intermediary, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder, information regarding those trades of the contract holder that violated the Fund's policies.

    7. Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

    8. Redemption Fees. Intermediary shall not purchase or redeem Fund shares that are subject to redemption fees, including shares of Portfolios or share classes that later become subject to redemption fees, in the absence of an amendment to the participation agreement.

    9. Construction of the Agreement; Fund Participation Agreements. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the Accounts in connection with the Contracts. The Fund Participation Agreements are hereby incorporated by reference into this Agreement, as this Agreement is intended to be a supplement to the Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

   10. Scope of Agreement. The Intermediary's obligation to execute such written instructions as described in this Agreement shall not be construed as an obligation by the Intermediary to administer the Fund's disruptive trading policies.

   11. Termination. This Agreement will terminate upon the termination of the applicable Fund Participation Agreements, except to the extent that this Agreement is applicable to "Existing Contracts" as defined by the Fund Participation Agreement.

   12. Entire Agreement. This Agreement constitutes the entire understanding between the parties as to their obligations with respect to the matters discussed herein. No additional requirements or ancillary materials with respect to reporting under the Rule shall be considering binding on a party unless agreed to in writing by such party. In the event that either party wishes to supplement the Rule reporting requirements contained in this Agreement, the parties agree to work together in good faith to reach a commercially reasonable resolution.

   13. Assignment; Amendment; Termination. No assignment, amendment to or termination of the Agreement shall be effective unless agreed to by both parties in writing; provided, however, that if the Rule (or an successor rule thereto) is amended or rescinded such that the Funds and the Fund Agent are no longer required to have agreements in place with "financial intermediaries" (as defined in the Rule), then this Agreement shall automatically terminate.

   14. Definitions. For purposes of this Agreement:

      (i) The term "Fund" includes the fund's principal underwriter and transfer agent and or other designated affiliates. The term does not include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.

    (iii) The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by or through PHL Variable Insurance Company.

     (iv) The term "Shareholder" means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of the shares.

      (v) The terms "written" includes electronic writings and facsimile transmissions

   15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by duly authorized officers as of the date first above written.

Pioneer Investment Management         PHL Variable Insurance Company
Shareholder Services, Inc.

By:     /s/ Tracy Connelly            By:     /s/ Gina Collopy O'Connell
        ----------------------------          ---------------------------------
Name:   Tracy Connelly                Name:   Gina Collopy O'Connell
Title:  SVP                           Title:  Senior Vice President

                         Information Sharing Agreement

   This Information Sharing Agreement (the "Agreement"), entered into as of February 1, 2008, by and between Royce Fund Services, Inc. ("RFS") and PHL Variable Insurance Company ("Financial Intermediary"), confirms an agreement between the parties for the sharing of transaction information relating to any and all series of The Royce Fund and Royce Capital Fund (each a "Fund") that may be offered by Financial Intermediary from time to time.

   WHEREAS, Financial Intermediary and RFS, Royce & Associates, LLC and/or the Fund have entered into either a Participation Agreement, Services Agreement, Order Placement Procedures Agreement or similar agreement (each a "Participation Agreement") whereby the Financial Intermediary is authorized to receive orders for the purchase, exchange and redemption ("Orders") of shares of certain of the Funds ("Shares") on behalf of the Financial Intermediary's clients ("Clients");

   WHEREAS, "Clients" shall also refer to (i) the beneficial owner of Shares, whether the Shares are held directly or by the Financial Intermediary in nominee name, (ii) participants in qualified employee benefit plan or plans (each a "Plan") notwithstanding that the Plan may be deemed to be the beneficial owner of Shares, and (iii) the holder of interests in a variable annuity or variable life insurance contract issued by the Financial Intermediary; and

   WHEREAS, RFS has requested that Financial Intermediary enter into this Agreement with respect to the implementation and compliance with SEC Rule 22c-2 under the 1940 Act.

   NOW THEREFORE, in consideration of the mutual premises herein, the parties hereto, intending to be legally bound, hereby agree as follows:

    1. Agreement to Provide Information. Financial Intermediary agrees to provide to RFS or its designee, upon written request, the taxpayer identification number ("TIN"), if known, of any or all Clients of the account. Financial Intermediary also agrees to provide the number of shares, dollar value, date, name or other identifier (including broker identification number) of any investment professional(s) associated with the Client(s) or account (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Financial Intermediary (Transaction Information") during the period covered by the request.

   Financial Intermediary agrees to transmit the requested Transaction Information that is on its books and records to RFS or its designee promptly, but in any event not later than five (5) business days, or as otherwise agreed to by the parties, after receipt of a request. If the requested Transaction Information is not on the Financial Intermediary's books and records, Financial Intermediary agrees to (i) provide or arrange to provide to the Fund the requested Transaction Information pertaining to shareholders who hold accounts with an indirect intermediary; or (ii) if directed by RFS, block further purchases of Shares from such indirect intermediary. In such instance, Financial Intermediary agrees to inform RFS whether it plans to perform (i) or
(ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any Transaction Information provided to RFS should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an "indirect intermediary" has the same meaning as in SEC Rule 22c-2 under the 1940 Act.

    2. Period and Frequency of Requests. Requests must set forth a specific period, generally not to exceed 90 days from the date of the request, for which Transaction Information is sought. RFS or its designee may request Transaction Information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

       Fund requests for Transaction Information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

    3. Limitations on Use of Transaction Information-

      (a) Limitations. RFS agrees to only use the Transaction Information for the purposes of identifying Shareholders who may be violating the Fund's policies and procedures with respect to dilution of the Fund's value as contemplated by the Rule or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws. RFS agrees that the Transaction Information is confidential and that it will not share the Transaction Information externally, unless the Intermediary provides the Fund with prior written consent to share such Transaction Information.

      (b) Breach of Confidentiality. If a party to this Agreement becomes aware of any disclosure to an unauthorized third party of any non-public personal financial information of a consumer provided or received by Underwriter in response to a request for information pursuant to the terms of this Agreement, such party promptly shall, at its expense:
          (i) notify the Chief Privacy Officer or comparable staff person of the other party; (ii) investigate the circumstances relating to such actual or suspected unauthorized access, use or disclosure;
          (iii) take commercially reasonable steps to mitigate the effects of such unauthorized access, use or disclosure and to prevent any reoccurrence; (iv) provide to the other such information regarding such unauthorized access, use or disclosure as is reasonably required for the other party to evaluate the likely consequences and any regulatory or legal requirements arising out of such unauthorized access, use or disclosure; and
          (v) cooperate with the other party to further comply with all relevant laws, rules and regulations.

      (c) Transmissions of Transaction Information. RFS agrees that when transmitting Transaction Information by facsimile or electronic writing that the Transaction Information will be protected by encryption, password, or some other form of secure transmission, which will adequately protect the confidentiality of the Transaction Information.

4. Agreement to Prohibit Trading. Financial Intermediary agrees to execute written instructions from RFS to prohibit further purchases (including shares acquired by exchanges) of Shares by a Client that has been identified by RFS or its designee as having engaged in transactions in the Shares (directly or indirectly through the Intermediary's account) that violates policies established by the Fund.

5. Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Client(s) or account(s) or other agreed upon information to which instruction relates.

6. Timing of Response. Financial Intermediary agrees to execute instruction as soon as practicable, but not later than five (5) business days, or as otherwise agreed to by the parties, after receipt of the instructions by the Intermediary.

7. Confirmation of Financial Intermediary. Financial Intermediary must provide written confirmation to RFS that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

8. Scope of Agreement. The purpose of this Agreement is to share Transaction Information with the Fund to allow the Fund to administer its own definition of disruptive trading. The Financial Intermediary's obligations under this Agreement are limited to providing Transaction Information and executing prohibitions on trading when instructed to do so.

9. Participation Agreement. All of the provisions of the Participation Agreement by and between RFS, Royce & Associates, LLC and/or the Fund and Financial Intermediary shall remain in full force and effect. To the extent the Participation Agreement and this Agreement are inconsistent, this Agreement shall govern.

10. Term and Termination. This Agreement shall remain in effect until such time as the Participation Agreement has been terminated and is no longer in effect between the two parties, except to the extent that this Agreement is applicable to Existing Contracts as defined by the Participation Agreement.

11. Assignment. There may be no assignment (as defined in the 1940 Act) of this Agreement without the consent of the other party.

   IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

Royce Fund Services, Inc.                 PHL VARIABLE INSURANCE COMPANY

By:                                       By:
        --------------------------------          -----------------------------
Name:   John D. Diederich                 Name:   Gina Collopy O'Connell
Title:  President                         Title:  Senior Vice President

Royce Fund Services, Inc.
Post contract implementation for Rule 22c-2 Agreements

22c-2 Operations Contacts and Operational Overview

Royce Fund Services, Inc. ("RFS") as distributor for The Royce Fund and Royce Capital Fund will be taking a risk based approach to oversight of frequent trading under SEC Rule 22c-2. By a "risk based" approach we mean that we will monitor accounts for activity that exceeds certain thresholds and when certain trigger conditions are met we will request information from you.

RFS Operational Contacts:

Bruno Lavion                                                bruno@roycenet.com
Director of Mutual Fund Operations                             212-508-4570

Timothy Boodoo                                             tboodoo@roycenet.com
Operations Manager                                             212-508-4691

                                Trading Review

Level 3 Dealers:

   RFS will use transaction data from transfer agent records for review. We may require additional information such as Taxpayer Identification Number (TIN) on specific accounts under review and will work with you to obtain this.

Broker/Dealer Omnibus:

   For broker dealers providing enhanced sales reporting data with similar information to the DTCC Standardized Data Reporting, RFS will use those daily files for review. We may require additional information (such as TIN) on specific accounts under review if not provided on the sales reporting files.

TPA and Other Omnibus Accounts:

   RFS will be using DTCC's Standardized Data Reporting and other existing links to request and receive trade level detail required to meet our review obligations. For super-omnibus accounts, we may request daily files to get plan level detail. All other requests will be made based on our risk based review model.

Actions as a Result of Review

RFS will advise intermediary of any accounts that are subject to warning or restriction from further activity.

   Please complete and return this page by fax to RFS at:
   212-832-8921

Intermediary Operational Contact for 22c-2

Please advise contact information for:

Date:
                       ------------------------------------------

Intermediary Name:
                       ------------------------------------------

Post Contract Implementation of Data File Requests:

              Name:
                       -----------------------------------------
              Phone:
                       -----------------------------------------
              E-Mail:
                       -----------------------------------------

Ongoing Contact for Warnings, Restrictions, etc:

              Name:
                       -----------------------------------------
              Phone:
                       -----------------------------------------
              E-Mail:
                       -----------------------------------------

                         Information Sharing Agreement

This Agreement is entered into by and between, Phoenix Life Insurance Company and PHL Variable Insurance Company ("Phoenix") and the Third Avenue Variable Series Trust ("Trust") as of March 1, 2008 ("Effective Date").

                            Preliminary Statements

1. Phoenix, the Trust and M.J. Whitman LLC have entered into Participation Agreements dated March 1, 2008 under which series of the Trust are available through Phoenix's variable life and annuity products ("Participation Agreement").

2. Phoenix and the Trust wish to enter into this Agreement in connection with the Participation Agreement and in compliance with Rule 22c-2 under the Investment Company Act of 1940, as amended ("Rule").

3. The Trust is a Fund as defined by the Rule, except that the term "Fund" does not include the SVPT Money Market Fund or any other "excepted fund" as defined by the Rule.

4. Phoenix is an Intermediary as defined by the Rule.

5. In consideration of the mutual covenants contained in this Information Sharing Agreement, the parties intend to be legally bound and agree to the following:

                                  Definitions

Shares: The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Trust under the Act that are held by Phoenix.

Shareholder: The term "Shareholder" means the holder of interests in a variable annuity contract or variable life insurance policy issued by Phoenix ("Contract"), or a participant in an employee benefit plan with a beneficial interest in a Contract.

Purchase: The term "Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to the Trust, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to the Trust as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to the Trust through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) prearranged transfers at the conclusion of a required free look period.

Redemption: The term "Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of the Trust, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of the Trust as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of the Trust as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

Shareholder Information: The term "Shareholder Information" shall mean:(1) the taxpayer identification number ("TIN"); (2) the Contract owner number or participant account number associated with the Shareholder; and (3) the amount, date and transaction type of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.

Written or In Writing: The term "written", "in writing" or similar term includes electronic writings and facsimile transmissions unless otherwise specified.

                                  Agreements

1. Agreement to Provide Information. Phoenix agrees to provide the Trust and/or its designee with Shareholder Information, upon written request.

2. Period Covered by Request. Unless otherwise directed by the Trust, Phoenix agrees to provide the information specified above for each trading day.

Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which Shareholder Information is sought. The Trust may request Shareholder Information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Trust.

3. Timing of Requests. The Trust requests for Shareholder Information shall be made no more frequently than quarterly except as the Trust deems necessary to investigate compliance with policies established by the Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Trust (i.e., market timing).

4. Form and Timing of Response. Phoenix agrees to transmit the requested information that is on its books and records to the Trust or its designee promptly, but in any event not later than five business days, after receipt of a request. If the requested information is not on Phoenix's books and records, Phoenix agrees to use reasonable efforts to: (i) promptly obtain and transmit the requested information; (ii) obtain assurances from the accountholder that the requested information will be provided directly to the Trust promptly; or
(iii) if directed by the Trust, block further purchases of Shares from such accountholder. In such instance, Phoenix agrees to inform the Trust whether it plans to perform (i), (ii) or (iii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.

5. Limitations on Use of Information. The Trust agrees to only use Shareholder Information for the purposes of identifying Shareholders who may be violating the Trust's policies and procedures with respect to dilution of the Trust's value as contemplated by Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach Bliley Act (Public Law 106-102) and comparable state laws. The Trust agrees that the Shareholder Information is confidential and will not share the Shareholder Information externally, unless Phoenix provides the Trust with prior written consent to share such Shareholder Information. The Trust agrees not to share the Shareholder Information internally, except on a "need to know basis". The Trust further agrees to notify Phoenix's Chief Privacy Officer promptly but not later than three (3) business days in the event that the confidentiality of the Shareholder Information is breached.

6. Transmitting Shareholder Information. The Trust agrees that when transmitting Shareholder Information by facsimile or electronic writing that the Shareholder Information will be protected by encryption, password, or some other form of secure transmission, which will adequately protect the confidentiality of the Shareholder Information.

7. Agreement to Prohibit Trading. Phoenix agrees to execute written instructions from the Trust or its designee prohibit further purchases or exchanges of Shares by Shareholders that have been identified by the Trust as having engaged in transactions of Shares (directly or indirectly through Phoenix's account) that violate policies established by the Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Trust.

8. Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholders or the Shareholders' account(s) or other agreed upon information to which the instruction relates.

9. Timing of Response. Phoenix agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by Phoenix.

10. Confirmation by Intermediary. Phoenix will provide written confirmation to the Trust or its designee that instructions have been executed. Phoenix agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

11. Redemption Fees. If the Trust ultimately decides to impose a redemption fee on variable contracts, the Trust agrees to notify Phoenix at least three
(3) months in advance so that Phoenix can program its systems to administer the fee.

12. Construction of the Agreement: Participation Agreements. The Participation Agreements are hereby incorporated by reference into this Agreement, as this Agreement is intended to be a supplement to the Participation Agreements. To the extent the terms of this Information Sharing Agreement conflict with the terms of a Participation Agreement, the terms of this Participation Agreement shall control, but only to the extent it does not conflict with Rule 22c-2.

13. Governing Law. The Agreement shall be governed by and interpreted in accordance with the internal laws of the State of New York.

14. Amendments and Assignments. This Agreement may only be amended in a writing signed by both parties. Neither party shall assign this Agreement without the prior written consent of the other party provided, however, that either party may assign this Agreement to an affiliated entity or a third party in connection with a merger, acquisition, reorganization or the sale or transfer of all or substantially all of its assets to such third party. Subject to the foregoing, this Agreement or the relevant provisions shall be binding upon, and inure to the benefit of, all successors, executors, heirs, representatives, administrators and assigns.

15. Indemnification. The Trust agrees to indemnify and hold harmless Phoenix from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney's fees) arising in connection with third party claim or action brought against Phoenix as a result of any disclosure of Shareholder Information provided to the Trust in response to a request for Shareholder Information pursuant to the terms of this Information Sharing Agreement that is inconsistent with the terms of this Agreement or otherwise not authorized by Phoenix.

16. Force Majeure. Either party is excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, and acts of war or terrorism. The party who has been so affected shall promptly give written notice to the other Party and shall use its reasonable commercial efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such Force Majeure Event.

17. Notices. All legal notices, included those pursuant to Agreements, Paragraph 6 above, must be sent to: Phoenix Life Insurance Company, Attention:
Law Department, One American Row, P.O. Box 5056, Hartford, CT 06102-5056.

All notices for Shareholder Information must be sent to Phoenix Life Insurance Company, Attention: Michael Marshall, 31 Tech Valley, East Greenbush, and NY 12061.

18. Termination. This Agreement will terminate upon the termination of the Participation Agreement.

IN WITNESS WHEREOF, the below persons, as duly authorized officers, have caused this Information Sharing Agreement to be executed on behalf of the parties as of the Effective Date.

THIRD AVENUE VARIABLE SERIES TRUST

Name:       David Barse
Title:      CEO and President

Signature:  /s/ David Barse
            --------------------------

PHOENIX LIFE INSURANCE COMPANY AND
PHL VARIABLE INSURANCE COMPANY,

Name:       Gina Collopy O'Connell
Title:      Senior Vice President

Signature:  /s/ Gina Collopy O'Connell
            --------------------------